Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tel-Instrument Electronics Corp
East Rutherford, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-18978) of Tel-Instrument Electronics Corp of our report dated July 16, 2012 relating to the consolidated financial statements and schedule, which appears in this Annual Report on Form 10-K.

BDO USA, LLP
Woodbridge, New Jersey

July 16, 2012